Exhibit 10.1

Separation Agreement

This Separation Agreement (“Agreement”) is made by and between Thinh Q. Tran, an individual (the “Executive”) and Sigma Designs, Inc. (the “Company”) (collectively the “Parties”), effective on the eighth calendar day after the date this Agreement is signed by the Executive. The Executive must sign and return this Agreement within twenty-one (21) days of January 26, 2018, the date this Agreement is delivered to Executive, to be eligible for the severance benefits described below.

Recital

The Parties entered into an Executive Severance Agreement, effective April 18, 2016 (“Severance Agreement”). The Executive’s employment has ended effective January 26, 2018 (“Separation Date”). The Parties agree that the termination of Executive’s employment shall be deemed an “Involuntary Termination” as defined by paragraph 1(c) of the Severance Agreement and, as a result, Executive shall be entitled to the benefits set forth in paragraph 3(a) of the Severance Agreement, to be provided as set forth herein, subject to signing and non- revocation of this Agreement.

The Executive acknowledges that the Executive has received final paychecks, which included payment of all wages due and all accrued, unused vacation. The Executive represents that he has been paid all amounts he was owed as salary, commissions or other wages that were earned on or before the termination of his employment and has received reimbursement of all reimbursable business expenses.

Agreement

Based upon the information stated in the above Recital and the statements, promises and agreements contained below, the parties hereby agree as follows:

1.	Provided this Agreement has become effective, the Company will make the following severance payments to the Executive:

a.

On the 60th day following the Separation Date, the Company will pay the Executive a lump sum payment in the gross amount of Seven hundred twenty nine thousand and two hundred dollars ($729,200). This payment will be subject to all legally required payroll withholdings.

b.

If and to the extent that the Executive elects to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), then the Company will pay the Executive (or pay directly on the Executive’s behalf) an amount equal to the estimated group health continuation coverage premiums that would be charged for Executive and Executive’s eligible dependents under COBRA, determined as of the Separation Date, for coverage over a period equal to twelve (12) months from the Separation Date, less applicable withholding, in a lump sum on the 60th day following the Separation Date (“COBRA Payment”). The Executive is solely responsible for filing any necessary paperwork for COBRA coverage and payment of all premiums.

2.

The Parties agree that Executive holds the following equity awards, including options to purchase shares of the Company’s Common Stock (each, an “Option” and collectively, the “Options”) and restricted stock units (each, an “RSU” and collectively, the “RSUs”):

Date of Grant	Type of Award	Number of Shares Granted	Exercise Price Per Share	Number of Shares Vested/Released as of [date]	Number of Shares Unvested as of [date]	Number of Shares to be Accelerated
2/11/2008	Option	100,000	$41,58	100,000	0	0
11/3/2008	Option	87,500	$10.87	87,500	0	0
2/6/2009	Option	87,500	$11.09	87,500	0	0
7/7/2016	RSU	58,000	n/a	21,750	36,250	14,500
7/7/2016	Option	120,000	$6.48	45,000	75,000	30,000
7/10/2015	RSU	80,000	n/a	55,000	25,000	20,000

a.	Except as provided in subparagraph (b) and paragraph 3 below, all of the Options and RSUs that are unvested as of the Separation Date shall terminate on the Separation Date.

b.

Notwithstanding subparagraph (a) above, and provided this Agreement has become effective, the number of shares set forth under the column entitled “Number of Shares to be Accelerated” in the table contained in subparagraph (a) above with respect to such applicable Option or RSU shall immediately vest as of the Separation Date subject to Executive’s compliance with the provisions of this Agreement.

c.

Following the Separation Date, the Options which are vested, or which vest pursuant to this Agreement, will remain exercisable in accordance with their terms after termination of service, for the period of time specified in the applicable stock option plan and agreement for exercisability following termination of service; provided, however, that the Options will in no event remain exercisable beyond their applicable expiration dates and will be subject to earlier termination in accordance with the terms of the applicable stock option plan and agreement; provided, further that the Options will remain exercisable beyond their applicable expiration dates until the Change of Control Expiration Date.

Except as set forth in this Agreement, the stock option agreements governing the Options and the restricted stock unit agreements governing the RSUs will remain in full force and effect, and the Executive agrees to remain bound by those agreements.

3.

If a Change of Control, as defined in paragraph 1(b) of the Severance Agreement, occurs no later than July 25, 2018 with Silicon Laboratories Inc. (“Silicon Labs”) or any affiliate of Silicon Labs pursuant to the terms of that certain Agreement and Plan of Merger dated December 7, 2017 by and between the Company, Silicon Labs and Seguin Merger Subsidiary, Inc., in addition to the severance benefits set forth in paragraphs 1 and 2 above, Executive will receive the following severance benefits:

a.

Within 60 days following the Change of Control, the Company will pay the Executive a lump sum payment in the gross amount of Seven hundred twenty nine thousand and two hundred dollars ($729,200). This payment will be subject to all legally required payroll withholdings.

b.

If and to the extent that the Executive elects to continue health insurance coverage under COBRA, then the Company will pay the Executive (or pay directly on the Executive’s behalf) an amount equal to the estimated group health continuation coverage premiums that would be charged for Executive and Executive’s eligible dependents under COBRA, determined as of the date of the Change of Control, for coverage over an additional period of twelve (12) months following the Separation Date, less applicable withholding, in a lump sum within sixty (60) days following the Change of Control. For the avoidance of doubt, the aggregate amount of COBRA payments provided for by Section 1(b) and this Section 3(b) shall cover a period of twenty-four (24) months.

c.

All of the Options and RSUs that are unvested as of the Separation Date and were not accelerated pursuant to paragraph 2(b) above shall immediately vest as of the effective date of the Change of Control. Such unvested Options and RSUs shall remain outstanding following the Separation Date for the sole purpose of effectuating this provision, and shall be forfeited automatically in the event the effective date of a Change of Control does not occur within 180 days following the Separation Date. But for the acceleration provided pursuant to paragraph 2(b) above, or upon a Change of Control within 180 days following the Separation Date, the Executive acknowledges and agrees that such unvested Options and RSUs shall not be subject to continued vesting following the Separation Date, notwithstanding any continued service provided by the Executive pursuant to this Agreement or otherwise.

4.

In exchange for the severance benefits set forth in paragraphs 1 and 2 above, the Executive releases and forever discharges the Company and each of its employees, officers, directors, shareholders, agents, predecessors and successors in interest, parents, subsidiaries, attorneys, and assigns (“Company-Affiliates”), from any and all claims, demands, obligations and/or liabilities which arise out of or relate to any action by the Company or the Company-Affiliates or omission to act by the Company or the Company-Affiliates occurring on or before the date this Agreement is signed by the Executive (the “Release”).

5.

There are certain claims which, under state or federal statutes or regulations, may not be released or may not be released except with the participation and approval of a state or federal agency. For example, claims for indemnification under the California Labor Code cannot be waived or released and claims related to Workers’ Compensation benefits may not be waived without the express approval of the agency that oversees administration of those laws. The Release is not intended to cover and does not extend to these claims or other claims that, by law, cannot be released in an agreement between an employer and an employee. The Release does not extend to claims for unemployment or workers’ compensation benefits or waive the Executive’s right to file an application for an award for original information submitted pursuant to Section 21F of the Securities Exchange Act of 1934.

6.

To the extent permitted by law, the Release includes, but is not limited to, release of any and all claims arising out of the Executive’s employment with the Company or Company-Affiliates and the termination of that employment. This includes a release of any rights or claims the Executive may have under the Age Discrimination in Employment in Employment Act, 29 U.S.C. §§621, et seq., (as amended by the Older Workers’ Benefit Protection Act, 29 U.S.C. §626(f)) which prohibits age discrimination in employment, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§2000, et seq., which prohibits discrimination in employment based on race, color, national origin, religion, or sex, the Equal Pay Act, which prohibits paying men and women unequal pay for equal work, the Americans with Disabilities Act (42 U.S.C. §§12101, et seq.), which prohibits discrimination against the disabled, the Employee Retirement Income Security Act (“ERISA”), 29 U.S.C. §§1001, et seq., the Family Medical Leave Act (29 USC §2601, et seq) which provides job security to employees due to certain absences from work, the Fair Labor Standards Act, 29 U.S.C. §§201 et seq., (as amended), the California Fair Employment and Housing Act (“FEHA”), Government Code §§12940, et seq., the California Labor Code, the California Private Attorney General Act, or any other federal, state or local laws or regulations relating to terms and conditions of employment. The Release also includes any claims for unpaid wages, wrongful discharge, breach of contract, fraud, misrepresentation, intentional and negligent infliction of emotional distress, harassment, and any claims that the Company or any Company-Affiliate has dealt with the Executive unfairly or in bad faith. Nothing herein shall release or limit Executive’s right to receive or retain any interest, payment or benefit arising as a result of his employment that was earned or vested on or before the termination of the employment relationship.

7.

To the maximum extent permitted by law, the Release extends to all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected. The Executive expressly waives the provisions of Section 1542 of the Civil Code which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

8.

The Release does not waive any rights or claims that the Executive might have arising after the date the Executive signs this Agreement. The Executive Release does not waive any rights or claims that the Executive might have (i) under that certain Indemnification Agreement by and between the Company and Executive dated as of June 20, 2017, and (ii) under the Company’s Certificate of Incorporation, as amended and bylaws with respect to indemnification.

9.

The Executive acknowledges that his employment with the Company ceased on or before the date this Agreement is signed by Executive. Executive hereby agrees to resign from all officer or director positions he has with the Company, its subsidiaries, affiliates and/or investments. Executive further agrees that he shall promptly execute such additional documents as are reasonably requested by the Company to evidence and effectuate this paragraph 9.

10.

In exchange for the promises set forth in paragraph 3 above, for the 90 day period following the Separation Date, Executive agrees that at the request of the Company’s Board of Directors he will reasonably cooperate with the Company, its subsidiaries and affiliates, at any level, and any of their officers, directors, shareholders, or employees: (A) to sign any documents reasonably required to be signed while he remains in the capacity of a director or officer of a subsidiary or affiliate of the Company including but not limited to documents confirming Executive’s resignation as a director or officer of the Company, and/or its subsidiaries and/or affiliates, (B) concerning requests for information about the business of the Company or its subsidiaries or affiliates or his involvement and participation therein, (C) assist in transition and succession matters by sharing his knowledge about Company; practices and procedures as implemented or considered during the course of his employment; and (D) provide continued assistance to the Company in its efforts to divest it Home Connectivity Business and other similar matters.

11.

The Executive promises and states that the Executive has not given or sold any claim discussed in this Agreement to anyone and that the Executive has not filed a lawsuit, claim, or charge with any court or government agency asserting any claims that are released by the Release. Without limiting the generality of the foregoing, the Executive agrees that the Executive will not bring or participate in any class action or collective action against the Company, which asserts, in whole or in part, any claim(s), which arose prior to the date this Agreement, is signed by the Executive, whether or not such claims are covered by the Release.

12.

The Executive promises and states that he has returned to the Company all property belonging to the Company or authored by or concerning the Company (other than the Executive’s personal copies of his payroll and benefits records), including, but not limited to, keys and passes, credit cards, computer hardware and software, papers, manuals, records, drawings, and documents.

13.

In consideration of the severance payments made herein, The Executive agrees that he is bound the terms of the Sigma Designs, Inc, At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (“IP Agreement”), which is attached here to as Exhibit A and incorporated herein in its entirety. Notwithstanding anything else contained herein, nothing in this Agreement is intended to or shall be construed to modify, impair or terminate any obligation of the Executive pursuant to the IP Agreement that by the terms of the IP Agreement continues after his separation from the Company’s employment. Notwithstanding anything contained in this Agreement or the IP Agreement, the Executive may disclose Confidential Information in confidence directly or indirectly to federal, state, or local government officials, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or regulation or making other disclosures that are protected under the whistleblower provisions of state or federal laws or regulations.   Nothing in this Agreement or the IP Agreement is intended to conflict with Federal law protecting confidential disclosures of a trade secret to the Government or in a court filing, 18 U.S.C. § 1833(b), or to create liability for disclosures of Confidential Information that are expressly allowed by 18 U.S.C. § 1833(b).

14.

Executive agrees not to counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

15.

This Agreement recognizes the rights and responsibilities of the Equal Employment Opportunity Commission (“EEOC”) and the California Department of Fair Employment and Housing (“DFEH”) to enforce the statutes, which come under their jurisdiction. This Agreement is not intended to prevent Executive from initiating or participating in any investigation or proceeding conducted by the EEOC or the DFEH; provided, however, that nothing in this section limits or affects the finality or the scope of the Release. The Executive has waived and released any claim the Executive may have for damages based on any alleged discrimination and may not recover damages in any proceeding conducted by the EEOC or the DFEH.

16.

Executive agrees to refrain from any disparagement, defamation, libel or slander of the Company or Company-affiliates or tortious interference with the contracts and relationships of the Company; provided, however, statements which are made in good faith in response to any question, inquiry or request for information required by legal process shall not violate this paragraph. The Company agrees that its officer and directors will refrain from any disparagement, defamation, libel or slander of the Executive; provided, however, statements which are made in good faith in response to any question, inquiry or request for information required by legal process shall not violate this paragraph. Nothing herein shall prevent the Company from instituting or asserting any legal claim or cause of action against Executive in any arbitration, agency or court proceeding.

17.	This Agreement is to be governed by California law.

18.

Payments and benefits provided under this Agreement are taxable under the laws of the United States and the State of California and will be subject to all required withholdings and court ordered wage assignments and/or garnishments.

19.

If any portion of this Agreement is found to be unenforceable, then both the Executive and the Company desire that all other portions that can be separated from it or appropriately limited in scope shall remain fully valid and enforceable.

20.

Except as prohibited by law, any legal dispute between the Executive and the Company (or between the Executive and any Company-Affiliates, each of whom is hereby designated a third party beneficiary of this agreement regarding arbitration) arising out of the Executive’s employment or termination of employment or this Agreement (a “Dispute”) will be resolved through binding arbitration in Santa Clara County, California under the Federal Arbitration Act in accordance with the procedures set forth in paragraph 12 (including subparagraphs A through E) of the IP Agreement, attached hereto and incorporated herein.

21.

This Agreement is intended by the parties to be their final agreement. The statements, promises and agreements in this Agreement may not be contradicted by any prior understandings, agreements, promises or statements including but not limited to the Severance Agreement except as expressly incorporated herein. The Executive states and promises that in signing this Agreement he has not relied on any statements or promises made by the Company, other than the promises contained in this Agreement. Any changes to this Agreement must be in writing and signed by both Parties.

22.

If the Executive breaks any of the promises or agreements made in this Agreement, or if any of the representations or statements made by the Executive in this Agreement are discovered to be untrue, the Company may stop providing the severance benefits described in Paragraphs 1, 2 and 3 and the Executive will return to the Company all severance payments which have been made up to that date, except for $100; provided, however, any breach of the agreements set forth in paragraphs 10, 12 and 13 herein must be material and the Company will provide Executive with written notice of any breach including a summary of the basis of such claimed breach and Executive will be provided 30 days to cure such breach, if such cure is possible. All of the other terms of this Agreement will remain in full force and effect.

23.

If either party files any arbitration, lawsuit, claim, or charge based on, or in any way related to, the Executive’s employment with the Company, any claim that the Executive has released in the Release or the promises and agreements contained in this Agreement, the party that wins the lawsuit or arbitration or prevails on the claim or charge will be entitled to recover from the other party all costs it incurs in connection with the dispute, including reasonable attorneys’ fees.

24.

Paragraphs 22 and 23 shall not apply if the Executive asserts a claim under the Age Discrimination in Employment in Employment Act, 29 U.S.C. §§621, et seq., (as amended by the Older Workers’ Benefit Protection Act, 29 U.S.C. §626(f)), even though such claim is barred by the Release given by the Executive in this Agreement. This Paragraph does not limit the completeness or finality of Release. It only limits the Company’s remedies in the event that the Executive asserts certain claims barred by the Release.

25.	In signing this Agreement, the Executive intends to bind himself and his heirs, administrators, executors, personal representatives and assigns.

26.

The Executive is advised to consult with an attorney before signing this Agreement. The Executive understands that the choice of whether or not to sign this Agreement is the Executive’s decision. The Executive acknowledges that the Executive has been given at least twenty-one (21) days to consider this Agreement before signing it.

27.

The Executive may revoke this Agreement within seven (7) days of signing it. Revocation can be made by sending a written notice of revocation to the Company. For such revocation to be effective, notice must be received no later than 5:00 p.m. on the seventh calendar day after the Executive signs this Agreement. If the Executive revokes this Agreement, it shall not become effective or enforceable and the Executive will not receive the severance package described in this Agreement.

In order to bind the parties to this Agreement, the parties, or their duly authorized representatives have signed their names below.

Company		Executive

By	/s/ J. Michael Dodson	/s/ Thinh Tran
J. Michael Dodson
		Date Signed By Executive	Jan 26, 2018